Exhibit 99.1

Cott Reports Fourth Quarter and Fiscal Year 2017 Results and Declares Dividend

(Unless stated otherwise, all fourth quarter 2017 comparisons are relative to the fourth quarter of 2016 and all fiscal year 2017 comparisons are relative to fiscal year 2016; all information is in U.S. dollars.)

TORONTO and TAMPA, FL, March 1, 2018 /CNW/ - Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the fiscal year and fourth quarter ended December 30, 2017.

•	Revenue from continuing operations increased 40% to $2,270 million in fiscal year 2017 compared to $1,623 million.
•	Gross profit from continuing operations increased 33% to $1,128 million in fiscal year 2017 compared to $850 million.
•	Operating income from continuing operations increased to $49 million in fiscal year 2017 from $10 million.
•	Cott completed the sale of its traditional beverage manufacturing business to Refresco Group N.V. ("Refresco") on January 30, 2018 for $1.25 billion.
•	Cott announced that it has entered into a definitive agreement pursuant to which it will acquire Crystal Rock Holdings, Inc. The transaction, which values Crystal Rock at approximately $35 million, was unanimously approved by both the Cott and Crystal Rock Boards of Directors. Crystal Rock is a 100 year old direct-to-consumer home and office water, coffee, filtration and office supply service delivery business serving customers throughout New York and New England. The transaction is expected to close in March 2018, subject to the conditions to the tender offer and other customary closing conditions.

"With the sale of our traditional business, we are now a growth oriented services company with a large proportion of recurring revenue and multiple scalable platforms. With a stronger balance sheet we are well positioned to undertake further synergistic acquisitions within the fragmented sectors we operate in," commented Jerry Fowden, Cott's Chief Executive Officer.

FOURTH QUARTER 2017 CONTINUING OPERATIONS GLOBAL PERFORMANCE

•	Revenue from continuing operations increased approximately $50 million or 10% (5% excluding the impact of foreign exchange and an extra week of operations within our Coffee, Tea and Extract Solutions segment) to $571 million, driven by strong coffee volume growth within the Coffee, Tea and Extract Solutions segment and growth in volumes and consumption as well as increased pricing within the Route Based Services segment.
Continuing Operations
Revenue Bridge
2016 Q4 Revenue	$521.2
Route Based Services	+13.6
Coffee, Tea and Extract Solutions	+9.6
All Other	+2.5
Extra week (1)	+11.7
Foreign exchange (2)	+12.7
2017 Q4 Revenue	$571.3

(1) Coffee, Tea and Extract Solutions segment
(2) See Exhibit 5 for details by reporting segment

•	Gross profit increased 8% to $279 million, driven primarily by overall revenue growth as well as margin expansion within the Route Based Services segment. Gross margin as a percentage of revenue was 48.8% compared to 49.6% as margin expansion within the Route Based Services segment was offset by the lower margin mix within our Coffee, Tea and Extract Solutions segment.
•	Interest expense was $23 million compared to $14 million as the interest from the $750 million of 5.5% Senior Notes due 2025 (the "2025 Notes") is recorded in continuing operations while the interest from the $625 million of 6.75% Senior Notes due 2020, which were redeemed in full in April 2017 using proceeds from the issuance of the 2025 Notes, is recorded in discontinued operations.
•	Income tax benefit was $31 million compared to income tax expense of $26 million as we recorded a $33 million income tax benefit in connection with U.S. tax reform in 2017 while the income tax expense primarily related to a $32 million U.S. valuation allowance recorded in 2016.
•	Reported net income and net income per diluted share were $10 million and $0.07, respectively, compared to reported net loss and net loss per diluted share of $55 million and $0.40, respectively, driven primarily by the aforementioned income tax activity.
•	Reported EBITDA $49 million compared to $34 million in the prior year. Adjusted EBITDA increased 27% to $70 million, due primarily to revenue growth and margin expansion within the Route Based Services segment.
•	Net cash provided by operating activities of $37 million less $24 million of capital expenditures resulted in free cash flow of $13 million and adjusted free cash flow of $20 million (adjusted for acquisition, integration, and other cash costs).

"I was very pleased with the strong top line performance and market share expansion across our Route Based Services and Coffee, Tea and Extract Solutions businesses during the quarter. I believe that we have a business that is well positioned for 2018 and beyond," commented Mr. Fowden.

FOURTH QUARTER 2017 CONTINUING OPERATIONS REPORTING SEGMENT PERFORMANCE

Route Based Services

•	Revenue increased 7% (4% excluding the impact of foreign exchange) to $367 million, driven primarily by overall growth in volume, consumption and pricing. A detailed breakdown is tabulated below.
Route Based Services
Revenue Bridge
2016 Q4 Revenue	$342.0
HOD price/mix	+7.5
HOD volume	+1.8
OCS/HOD PET/Retail	+3.9
Other	+0.4
Foreign exchange impact	+11.2
2017 Q4 Revenue	$366.8

•	North American Route Based Services revenue increased 5% as the business continued to meet its profitability growth targets for fiscal year 2017. Key drivers of revenue and profitability growth during the quarter were 5 gallon returnable volume growth, continued success with the profitability improvement plan, net growth from long term partnerships as well as filtration and retail growth.
•	European Route Based Services revenue increased 14% (2% excluding the impact of foreign exchange) to $100 million during the quarter, driven primarily by growth in office coffee services and increased branded water sales to retailers.
•	Gross profit increased 9% to $229 million, due primarily to the operational leverage associated with the revenue growth during the quarter.

Coffee, Tea and Extract Solutions

•	Revenue increased 15% driven by 13% growth in coffee and tea pounds sold (7% and 5%, respectively, excluding the extra week of operations).
Coffee, Tea and Extract Solutions
Revenue Bridge
2016 Q4 Revenue	$140.7
Coffee volume	+10.5
Extra week*	+11.7
Other	+2.9
Coffee price/mix	-3.8
2017 Q4 Revenue	$162.0

(*Note: Q1 2018 will have 3 fewer days of operations – see 2018 outlook)

•	Key drivers of revenue and profitability growth in the quarter included
•	Increased SKUs and market share within quick serve restaurant clients;
•	Growth within convenience retail; and
•	Continued liquid extract volume growth.

FISCAL YEAR 2017 CONTINUING OPERATIONS GLOBAL PERFORMANCE

•	Revenue increased 40% (or 4% on a pro forma basis, treating Eden and S&D as if they had been acquired at the beginning of fiscal year 2016) to $2,270 million, driven primarily by the additions of S&D and Eden alongside the growth at DS Services. Cott met its fiscal 2017 external target which was to exceed $2.2 billion in revenue, driven by the strong coffee volume growth within the Coffee, Tea and Extract Solutions segment and growth in volume and consumption, as well as increased pricing within the Route Based Services segment.
Continuing Operations
Revenue Bridge
2016 Revenue	$1,623.2
Route Based Services	+277.4
Coffee, Tea and Extract Solutions	+374.2
All Other	-5.1
2017 Revenue	$2,269.7

•	Gross profit increased 33% to $1,128 million, driven primarily by the addition of Eden and S&D and growth at DS Services. Gross margin as a percentage of revenue was 49.7% compared to 52.4% as a full year of S&D operations were included within the mix of our gross margin.
•	Income tax benefit was $30 million compared to income tax expense of $21 million as we recorded a $37 million income tax benefit in connection with U.S. tax reform and valuation allowance releases in 2017 while the income tax expense was primarily related to a $21 million Canadian and U.S. valuation allowance recorded in 2016.
•	Reported net loss and net loss per diluted share were $4 million and $0.03, respectively, compared to reported net loss and net loss per diluted share of $60 million and $0.47, respectively, driven primarily by the aforementioned income tax activity.
•	Reported EBITDA was $241 million compared to $155 million. Adjusted EBITDA increased 40% to $296 million due to the ongoing success of the profitability improvement plan at DS Services as well as a full year of operations from the Eden and S&D businesses.
•	Net cash provided by operating activities of $176 million less $121 million of capital expenditures resulted in free cash flow of $55 million and adjusted free cash flow of $78 million (adjusted for acquisition, integration, and other cash costs). Free cash flow for 2017 included interest associated with the 10% secured notes that were redeemed using the proceeds from the sale of our traditional business in January 2018. As a result, cash interest payments associated with continuing operations will be approximately $12 million lower in 2018.

2018 AND 2019 FULL YEAR CONTINUING OPERATIONS REVENUE AND FREE CASH FLOW OUTLOOK

Cott is targeting full year 2018 revenue from continuing operations in excess of $2.3 billion and cash flow provided by operations of approximately $230 to $235 million and capital expenditures of $115 to $120 million, resulting in adjusted free cash flow of approximately $115 million (when excluding acquisition, integration and other cash costs). During the first quarter of 2018, the Coffee, Tea and Extract Solutions segment will have three fewer business days of operations relative to the first quarter of 2017 representing approximately $5 million of revenue.

Cott is targeting full year 2019 cash flow provided by operations of approximately $265 to $270 million and capital expenditures of $115 to $120 million, resulting in adjusted free cash flow of approximately $150 million (when excluding acquisition, integration and other cash costs).

DECLARATION OF DIVIDEND

Cott's Board of Directors has declared a dividend of $0.06 per share on common shares, payable in cash on March 28, 2018 to shareowners of record at the close of business on March 13, 2018.

FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS CONFERENCE CALL

Cott Corporation will host a conference call today, March 1, 2018, at 10:00 a.m. ET, to discuss fourth quarter and full year results, which can be accessed as follows:

North America: (888) 231-8191
International: (647) 427-7450
Conference ID: 4588988

A live audio webcast will be available through Cott's website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

DISCONTINUED OPERATIONS

On July 25, 2017, Cott announced the signing of a definitive agreement to sell its traditional business to Refresco for $1.25 billion.

As required by generally accepted accounting principles, Cott has presented the traditional business as discontinued operations for both the fourth quarter of 2017 and fiscal year 2017. The Company has reclassified the financial results of the traditional business to net income (loss) from discontinued operations, net of income taxes in the consolidated statement of operations for all periods presented. Cott also reclassified the related assets and liabilities as current and non-current assets and liabilities of discontinued operations on the accompanying consolidated balance sheets as of December 30, 2017, December 31, 2016, and January 2, 2016. Cash flows from Cott's discontinued operations are presented in the consolidated statements of cash flows for all periods presented.

Quarterly revenue within Cott's discontinued operations increased approximately 4%, predominantly driven by continued strong contract manufacturing and sparkling water beverage volume growth alongside the benefit of U.K. pricing increases and a slightly improved exchange rate.

Cott closed on the sale of the traditional business on January 30, 2018.

ABOUT COTT CORPORATION

Cott is a route based service company with a leading volume-based national presence in the North America and European home and office bottled water delivery industry and a leader in custom coffee roasting, blending of iced tea, and extract solutions for the U.S. foodservice industry. Our platform reaches over 2.4 million customers or delivery points across North America and Europe supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors. This enables us to efficiently service residences, businesses, restaurant chains, hotels and motels, small and large retailers, and healthcare facilities.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures. Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of this factor from Cott's results of operations. Cott utilizes adjusted pre-tax income (loss), adjusted net income (loss), adjusted income (loss) per diluted share, and EBITDA and adjusted EBITDA (on a global, and in some cases, business unit, basis) to separate the impact of certain items from the underlying business. Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott's underlying business performance and the performance of its management. Additionally, Cott supplements its reporting of net cash provided by (used in) operating activities determined in accordance with GAAP by excluding additions to property, plant & equipment to present free cash flow, and by excluding acquisition, integration and other cash costs to present adjusted free cash flow, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, paying dividends, and strengthening the balance sheet. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott's financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management's judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management's expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the execution of our strategic priorities, future financial and operating trends and results (including Cott's outlook on 2018 and 2019 revenue and  free cash flow) and related matters. The forward-looking statements are based on assumptions regarding management's current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to compete successfully in the markets in which we operate; fluctuations in commodity prices and our ability to pass on increased costs to our customers or hedge against such rising costs, and the impact of those increased prices on our volumes; our ability to manage our operations successfully; our ability to fully realize the potential benefit of acquisitions or other strategic opportunities that we pursue; potential liabilities associated with the Refresco transaction; our ability to realize the revenue and cost synergies of recent acquisitions because of integration difficulties and other challenges; the limited nature of our indemnification rights under the acquisition agreements for our recent acquisitions; our exposure to intangible asset risk; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, and other currencies; our ability to maintain favorable arrangements and relationships with our suppliers; our ability to meet our obligations under our debt agreements, and risks of further increases to our indebtedness; our ability to maintain compliance with the covenants and conditions under our debt agreements; fluctuations in interest rates, which could increase our borrowing costs; the incurrence of substantial indebtedness to finance our recent acquisitions; the impact of global financial events on our financial results; credit rating changes; our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities; any disruption to production at our manufacturing facilities; our ability to maintain access to our water sources; our ability to protect our intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to our reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which we operate; the seasonal nature of our business and the effect of adverse weather conditions; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; our ability to recruit, retain, and integrate new management; our ability to renew our collective bargaining agreements on satisfactory terms; disruptions in our information systems; our ability to securely maintain our customers' confidential or credit card information, or other private data relating to our employees or our company; our ability to maintain our quarterly dividend; our ability to adequately address the challenges and risks associated with our international operations and address difficulties in complying with laws and regulations including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010; our ability to use net operating losses to offset future taxable income; and the potential impact of the 2017 Tax Cuts and Jobs Act on our tax obligations and effective tax rate.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott's Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

COTT CORPORATION				EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Revenue, net	$571.3	$521.2	$2,269.7	$1,623.2
Cost of sales	292.3	262.7	1,142.0	773.1
Gross profit	279.0	258.5	1,127.7	850.1

Selling, general and administrative expenses	264.9	258.5	1,042.7	806.2
Loss on disposal of property, plant & equipment, net	5.4	2.0	10.2	6.6
Acquisition and integration expenses	8.7	7.3	25.9	27.8
Operating (loss) income	(0.0)	(9.3)	48.9	9.5

Other (income) expense, net	(1.9)	5.6	(3.0)	5.6
Interest expense, net	23.4	13.8	85.5	43.0
Loss from continuing operations before income taxes	(21.5)	(28.7)	(33.6)	(39.1)

Income tax (benefit) expense	(31.0)	26.0	(30.0)	21.2
Net income (loss) from continuing operations	$9.5	$(54.7)	$(3.6)	$(60.3)
Net income (loss) from discontinued operations, net of income taxes	9.7	(23.2)	10.7	(11.2)
Net income (loss)	$19.2	$(77.9)	$7.1	$(71.5)

Less: Net income attributable to non-controlling interests -
discontinued operations	2.1	1.9	8.5	6.3
Net income (loss) attributable to Cott Corporation	$17.1	$(79.8)	$(1.4)	$(77.8)

Net income (loss) per common share attributable to Cott Corporation
Basic:
Continuing operations	$0.07	$(0.40)	$(0.03)	$(0.47)
Discontinued operations	$0.05	$(0.18)	$0.02	$(0.14)
Net income (loss)	$0.12	$(0.58)	$(0.01)	$(0.61)
Diluted:
Continuing operations	$0.07	$(0.40)	$(0.03)	$(0.47)
Discontinued operations	$0.05	$(0.18)	$0.02	$(0.14)
Net income (loss)	$0.12	$(0.58)	$(0.01)	$(0.61)

Weighted average common shares outstanding (in thousands)
Basic	139,371	138,457	139,078	128,290
Diluted	142,265	138,457	139,078	128,290

Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

COTT CORPORATION		EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	December 30, 2017	December 31, 2016
ASSETS
Current assets
Cash & cash equivalents	$91.9	$78.1
Accounts receivable, net of allowance	285.0	276.7
Inventories	127.6	124.6
Prepaid expenses and other current assets	20.7	22.1
Current assets of discontinued operations	408.7	351.7
Total current assets	933.9	853.2

Property, plant & equipment, net	584.2	581.8
Goodwill	1,104.7	1,048.3
Intangible assets, net	751.1	759.0
Deferred tax assets	2.3	-
Other long-term assets, net	39.4	30.5
Long-term assets of discontinued operations	677.5	666.9
Total assets	$4,093.1	$3,939.7

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings required to be repaid or extinguished as part of divestiture	$220.3	$207.0
Current maturities of long-term debt	5.1	5.2
Accounts payable and accrued liabilities	412.9	368.0
Current liabilities of discontinued operations	295.1	229.9
Total current liabilities	933.4	810.1

Long-term debt	1,542.6	851.4
Debt required to be repaid or extinguished as part of divestiture	519.0	1,135.4
Deferred tax liabilities	98.4	155.0
Other long-term liabilities	68.2	75.4
Long-term liabilities of discontinued operations	45.8	38.6
Total liabilities	3,207.4	3,065.9

Equity
Common shares, no par - 139,488,805 shares issued (December 31, 2016 - 138,591,100 shares issued)	917.1	909.3
Additional paid-in-capital	69.1	54.2
(Accumulated deficit) retained earnings	(12.2)	22.9
Accumulated other comprehensive loss	(94.4)	(117.9)
Total Cott Corporation equity	879.6	868.5
Non-controlling interests	6.1	5.3
Total equity	885.7	873.8
Total liabilities and equity	$4,093.1	$3,939.7

COTT CORPORATION				EXHIBIT 3
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Cash flows from operating activities of continuing operations:
Net income (loss)	$19.2	$(77.9)	$7.1	$(71.5)
Net income (loss) from discontinued operations, net of income taxes	9.7	(23.2)	10.7	(11.2)
Net income (loss) from continuing operations	9.5	(54.7)	(3.6)	(60.3)
Adjustments to reconcile net income (loss) from continuing
operations to cash flows from operating activities:
Depreciation & amortization	46.8	48.5	188.6	151.1
Amortization of financing fees	0.5	0.2	1.9	0.5
Amortization of senior notes premium	(1.2)	(1.5)	(5.1)	(5.9)
Share-based compensation expense	6.4	3.0	17.5	7.0
(Benefit) provision for deferred income taxes	(35.3)	31.2	(33.9)	19.9
Unrealized commodity hedging loss (gain), net	1.6	10.5	(0.3)	9.7
Gain on extinguishment of debt, net	-	-	(1.5)	-
Loss on disposal of property, plant & equipment, net	5.4	2.0	10.2	6.6
Other non-cash items	15.1	2.0	1.9	9.7
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	28.7	15.4	(8.0)	(3.1)
Inventories	12.5	2.3	(2.0)	12.9
Prepaid expenses and other current assets	1.2	(1.1)	0.9	(4.6)
Other assets	(2.7)	(1.9)	2.1	(1.3)
Accounts payable and accrued liabilities and other liabilities	(51.2)	17.7	7.3	3.3
Net cash provided by operating activities
from continuing operations	37.3	73.6	176.0	145.5
Cash flows from investing activities of continuing operations:
Acquisitions, net of cash received	(2.1)	(0.7)	(35.5)	(959.4)
Additions to property, plant & equipment	(24.2)	(25.8)	(121.3)	(95.1)
Additions to intangible assets	0.4	(1.9)	(5.6)	(4.2)
Proceeds from sale of property,
plant & equipment and sale-leaseback	1.8	4.2	7.8	5.7
Other investing activities	0.1	0.4	1.0	0.4
Net cash used in investing activities
from continuing operations	(24.0)	(23.8)	(153.6)	(1,052.6)
Cash flows from financing activities of continuing operations:
Payments of long-term debt	0.4	0.4	(101.5)	(0.5)
Issuance of long-term debt	-	-	750.0	498.7
Premiums and costs paid upon
extinguishment of long-term debt	-	-	(7.7)	-
Issuance of common shares	0.6	0.2	3.5	366.8
Financing fees	-	(0.5)	(11.1)	(10.1)
Common shares repurchased and cancelled	(1.9)	(1.2)	(3.8)	(5.7)
Dividends paid to common shareholders	(8.3)	(8.3)	(33.4)	(31.4)
Payment of contingent consideration for acquisitions	-	-	-	(10.8)
Other financing activities	-	0.1	0.5	0.1
Net cash (used in) provided by financing activities
from continuing operations	(9.2)	(9.3)	596.5	807.1
Cash flows from discontinued operations:
Operating activities of discontinued operations	46.6	36.8	102.7	124.3
Investing activities of discontinued operations	(8.0)	(14.7)	(44.7)	(44.0)
Financing activities of discontinued operations	(32.9)	(59.7)	(643.4)	68.6
Net cash provided by (used in) discontinued operations	5.7	(37.6)	(585.4)	148.9
Effect of exchange rate changes on cash	(0.1)	(3.7)	6.3	(7.9)
Net increase (decrease) in cash & cash equivalents
and restricted cash	9.7	(0.8)	39.8	41.0
Cash & cash equivalents and restricted cash, beginning of period	148.2	118.9	118.1	77.1
Cash & cash equivalents, end of period	157.9	118.1	157.9	118.1
Cash & cash equivalents of discontinued operations, end of period	66.0	40.0	66.0	40.0
Cash & cash equivalents from continuing operations, end of period	91.9	78.1	91.9	78.1

COTT CORPORATION					EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars)
Unaudited

For the Three Months Ended December 30, 2017
(in millions of U.S. dollars)	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Corporate	Total
Revenue, net
Home and office bottled water delivery	$236.9	$-	$-	$-	$236.9
Coffee and tea services	49.3	132.1	0.6	-	182.0
Retail	38.9	-	31.4	-	70.3
Other	41.7	29.9	10.5	-	82.1
Total [1]	$366.8	$162.0	$42.5	$-	$571.3
Gross Profit [2]	$229.0	$43.5	$6.5	$-	$279.0
Gross Margin %	62.4%	26.9%	15.3%	-	48.8%
Operating income (loss)	$10.7	$2.4	$(5.7)	$(7.4)	$-
Depreciation and Amortization	$39.2	$5.5	$2.1	$-	$46.8

For the Three Months Ended December 31, 2016
(in millions of U.S. dollars)	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Corporate	Total
Revenue, net
Home and office bottled water delivery	$224.3	$-	$-	$-	$224.3
Coffee and tea services	46.4	115.8	0.6	-	162.8
Retail	36.9	-	13.9	-	50.8
Other	34.4	24.9	24.0	-	83.3
Total [1]	$342.0	$140.7	$38.5	$-	$521.2
Gross Profit [2]	$210.7	$41.0	$6.8	$-	$258.5
Gross Margin %	61.6%	29.1%	17.7%	-	49.6%
Operating (loss) income	$(3.5)	$5.4	$0.5	$(11.7)	$(9.3)
Depreciation and Amortization	$41.4	$5.2	$1.9	$-	$48.5

For the Year Ended December 30, 2017
(in millions of U.S. dollars)	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Corporate	Total
Revenue, net
Home and office bottled water delivery	$990.6	$-	$-	$-	$990.6
Coffee and tea services	184.2	501.7	2.6	-	688.5
Retail	166.7	-	65.3	-	232.0
Other	160.2	100.5	97.9	-	358.6
Total [1]	$1,501.7	$602.2	$165.8	$-	$2,269.7
Gross Profit [2]	$939.9	$161.4	$26.4	$-	$1,127.7
Gross Margin %	62.6%	26.8%	15.9%	-	49.7%
Operating income (loss)	$77.0	$15.7	$1.2	$(45.0)	$48.9
Depreciation and Amortization	$158.3	$22.7	$7.6	$-	$188.6

For the Year Ended December 31, 2016
(in millions of U.S. dollars)	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Corporate	Total
Revenue, net
Home and office bottled water delivery	$799.4	$-	$-	$-	$799.4
Coffee and tea services	146.8	187.8	2.6	-	337.2
Retail	164.6	-	51.7	-	216.3
Other	113.5	40.2	116.6	-	270.3
Total [1]	$1,224.3	$228.0	$170.9	$-	$1,623.2
Gross Profit [2]	$752.4	$65.5	$32.2	$-	$850.1
Gross Margin %	61.5%	28.7%	18.8%	-	52.4%
Operating income (loss)	$41.2	$5.3	$8.0	$(45.0)	$9.5
Depreciation and Amortization	$136.0	$8.0	$7.1	$-	$151.1

[1]Includes related party concentrate sales to discontinued operations.
[2]Gross profit from external and related party revenues.

COTT CORPORATION				EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment
Unaudited

(in millions of U.S. dollars, except percentage amounts)	For the Three Months Ended December 30, 2017
	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Cott[1]
Change in revenue	$24.8	$21.3	$4.0	$50.1
Impact of foreign exchange[2]	(11.2)	-	(1.5)	(12.7)
Change excluding foreign exchange	$13.6	$21.3	$2.5	$37.4
Percentage change in revenue	7.3%	15.1%	10.4%	9.6%
Percentage change in revenue excluding foreign exchange	4.0%	15.1%	6.5%	7.2%
Impact of extra week in Q4 2017 [3]	$-	$11.7	$-	$11.7

Change excluding foreign exchange and impact of extra week in Q4 2017	$13.6	$9.6	$2.5	$25.7

Percentage change in revenue excluding foreign exchange and impact of extra week in Q4 2017	4.0%	6.8%	6.5%	4.9%

(in millions of U.S. dollars, except percentage amounts)	For the Year Ended December 30, 2017
	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Cott[1]
Change in revenue	$277.4	$374.2	$(5.1)	$646.5
Impact of foreign exchange[2]	(16.9)	-	4.2	(12.7)
Change excluding foreign exchange	$260.5	$374.2	$(0.9)	$633.8
Percentage change in revenue	22.7%	164.1%	-3.0%	39.8%
Percentage change in revenue excluding foreign exchange	21.3%	164.1%	-0.5%	39.0%
2016 pro forma revenue	$1,456.2	$558.2	$170.9	$2,185.3

Change in pro forma revenue	$45.5	$44.0	$(5.1)	$84.4

Percentage change in pro forma revenue	3.1%	7.9%	-3.0%	3.9%

[1] Cott includes the following reporting segments: Route Based Services, Coffee, Tea and Extract Solutions and All Other.
[2]Impact of foreign exchange is the difference between the current year revenue translated utilizing the current year average foreign exchange rates less the current year revenue translated utilizing the prior year average foreign exchange rates.
[3]Coffee, Tea and Extract Solutions segment reported results for the three months ended December 30, 2017 and December 31, 2016, included 13 weeks and 12 weeks of operations, respectively.

COTT CORPORATION				EXHIBIT 6
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Year Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net income (loss) from continuing operations	$9.5	$(54.7)	$(3.6)	$(60.3)
Interest expense, net	23.4	13.8	85.5	43.0
Income tax (benefit) expense	(31.0)	26.0	(30.0)	21.2
Depreciation & amortization	46.8	48.5	188.6	151.1
EBITDA	$48.7	$33.6	$240.5	$155.0

Acquisition and integration costs [1,4]	8.7	7.3	25.9	27.8
Share-based compensation costs [2,5]	5.3	2.2	14.0	6.6
Inventory step up and other purchase accounting adjustments [6]	-	1.5	-	6.2
Commodity hedging loss (gain), net [3,7]	1.6	4.9	(0.3)	4.1
Foreign exchange and other (gains) losses, net [8]	(0.9)	0.7	(2.0)	0.2
Loss on disposal of property, plant & equipment, net [9]	5.4	2.0	11.1	6.6
Gain on extinguishment of long-term debt [10]	-	-	(1.5)	-
Other adjustments [11]	1.6	3.3	7.9	5.1
Adjusted EBITDA	$70.4	$55.5	$295.6	$211.6

[1]Includes $1.1 million and $3.5 million of share-based compensation costs for the three months and year ended December 30, 2017, respectively, related to awards granted in connection with the acquisitions of our S&D and Eden businesses, and $0.8 million and $0.4 million share-based compensation costs for the three months and year ended December 31, 2016, respectively, related to awards granted in connection with the acquisitions of our S&D, Eden and DSS businesses.

[2]Effective January 1, 2017, share-based compensation expense, as a part of annual compensation packages, is included in adjustments to EBITDA, and prior periods presented have been updated to incorporate the change. This determination is based upon a review of peer companies and business practice among entities undergoing transformation within their operations.

3In the fourth quarter of 2016, unrealized gains and losses associated with coffee hedges were included as adjustments to EBITDA, while certain realized gains and losses were not included as adjustments. In 2017, with the adoption of Accounting Standards Update 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities," management determined it was appropriate to include these realized and unrealized gains and losses as adjustments to EBITDA for the three months and year ended December 31, 2016.

	Location in Consolidated	For the Three Months Ended		For the Year Ended
	Statements of Operations	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
		(Unaudited)		(Unaudited)
[4]Acquisition and integration costs	Acquisition and integration expenses	$8.7	$7.3	$25.9	$27.8
[5]Share-based compensation costs	Selling, general and administrative expenses	5.3	2.2	14.0	6.6
[6]Inventory step-up	Cost of sales	-	1.5	-	6.2
[7]Unrealized commodity hedging gain, net	Cost of sales	1.6	-	(0.3)	-
	Other expense (income), net	-	4.9	-	4.1
[8]Foreign exchange and other (gains) losses, net	Other expense (income), net	(0.9)	0.7	(2.0)	0.2
[9]Loss on disposal of property, plant & equipment, net	Loss on disposal of property,
	plant & equipment, net	5.4	2.0	11.1	6.6
[10]Gain on extinguishment of long-term debt, net	Other expense (income), net	-	-	(1.5)	-
[11]Other adjustments	Selling, general and administrative expenses	1.6	3.3	6.3	3.5
	Other expense (income), net	-	-	1.6	1.6

COTT CORPORATION		EXHIBIT 7
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	December 30, 2017	December 31, 2016
Net cash provided by operating activities from
continuing operations	$37.3	$73.6
Less: Additions to property, plant & equipment	(24.2)	(25.8)
Free Cash Flow	$13.1	$47.8

Plus:
Acquisition and integration cash costs	6.7	2.6
Other adjustments	-	1.2
Adjusted Free Cash Flow	$19.8	$51.6

	For the Year Ended
	December 30, 2017	December 31, 2016
Net cash provided by operating activities from
continuing operations	$176.0	$145.5
Less: Additions to property, plant & equipment	(121.3)	(95.1)
Free Cash Flow	$54.7	$50.4

Plus:
Acquisition and integration cash costs	23.6	18.6
Other adjustments	-	1.2
Adjusted Free Cash Flow	$78.3	$70.2

SOURCE Cott Corporation

View original content with multimedia: http://www.newswire.ca/en/releases/archive/March2018/01/c6414.html

%CIK: 0000884713

For further information: Jarrod Langhans, Investor Relations, Tel: (813) 313-1732, Investorrelations@cott.com

CO: Cott Corporation

CNW 06:55e 01-MAR-18